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EXHIBIT 10.31


                              EMPLOYMENT AGREEMENT


THIS AGREEMENT, made and entered into this 1st day of June, 2000, by and between Martek Biosciences Corporation, a Delaware corporation having its principle office at 6480 Dobbin Road, Columbia, MD 21045 (the "Company") and George P. Barker, an individual residing at 10313 Wilde Lake Terrace, Columbia, Maryland 21044 (the "Executive").

WHEREAS, the Company desires to employ the Executive as its Senior Vice President and General Counsel; and

WHEREAS, the Executive is skilled in areas of law and business development relevant to the Company's business and desires to enter into employment with the Company;

NOW THEREFORE, the Company and Executive, in consideration of the premises and of the respective mutual promises and agreements contained herein, agree with each other as follows:

        1.      Definitions.

        1.1 Change in Control. Shall be deemed to occur where the Company has merged or consolidated with or into any other corporation, firm or business entity or has sold or transferred substantially all of its assets to another corporation, firm or business entity or has sold fifty percent or more of the equity investment and voting control in the Company in any twelve month period other than through a public or private offering of the Company's securities whereby the primary goal of the new owners of the Company's stock is investment appreciation or income and not control of the Company.


        1.2 Cause. Shall be defined as those situations where the Executive has breached this Agreement in any material respect, which breach is not cured by the Executive or is not capable of being cured within thirty days after written notice of such breach is delivered to Executive, or where the Executive has engaged in willful and material failure to perform his duties as an employee of the Company. Cause shall also include the Executive's



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conviction of a criminal offense (other than minor traffic violations) or an act of moral turpitude, and the Executive's failure to act in the best interests of the Company or to follow a reasonable direction from the Company's Board of Directors, which direction is not cured by the Executive or is not capable of being cured by the Executive within thirty (30) days after written notice is delivered to the Executive

        1.3 Disability. Disability shall mean the Executive's inability to perform the essential functions of his job for a continuous period of not less than one hundred eighty (180) days.

        2. Term. The term of this Agreement shall be for a period of three years commencing on the date the Executive begins his employment with the Company (the "Initial Employment Date") unless earlier terminated as hereinafter provided. Such Initial Employment Date shall commence on or before June 19, 2000.


        3. Position and Duties. The Company hereby employs the Executive and the Executive agrees to work for the Company as its Senior Vice President and General Counsel during the term of this Agreement, such title however shall be subject to change at the discretion of the Company's Board of Directors. The Executive agrees to devote his full time, attention and efforts to the business and affairs of the Company during the term of this Agreement, and hereby confirms that he is under no contractual commitments inconsistent with his obligations as set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. During the term of this Agreement, the Executive agrees to perform such reasonable employment duties as the Chief Executive Officer or Board of Directors of the Company may assign to him from time to time.

        4.      Compensation.

        4.1 Base Salary. During the first year of this Agreement, the Company will pay the Executive a base salary of $167,000.00 per annum, payable in its normal pay increments in force from time to time (semi-monthly installments as of the date of this Agreement) for all the services to be rendered by the Executive under this Agreement. The compensation payab1e to the Executive during each subsequent year during the term of



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this Agreement shall be as mutually agreed to by the Company and Executive prior to the commencement of each contract year.

        4.2 Incentive Compensation. In addition to the base salary described in Section 4.1 above, the Executive shall be eligible, in the discretion of the Company's Board of Directors, to participate in any incentive compensation plans which may be established by the Board of Directors of the Company from time to time.

        4.3 Stock Option. The Company shall grant the Executive an option to purchase fifty thousand (50,000) shares of the Company's common stock, under the Company's Stock Option Plan, effective on the Executive's Initial Employment Date. The price per share of stock pursuant to such option will be the closing price of the Company's common stock as of the common stock's last trading date prior to the Initial Employment Date. Such stock option shall be subject to the terms of a separate stock option agreement, but such separate agreement shall call for the term of the options to be for ten years and for twenty percent (20%) of the options to vest on the date that is six months after the Initial Employment Date, an additiona1 twenty percent (20%) of the options to vest on the date that is one year after the Initial Employment Date, an additional twenty percent (20%) of the options to vest on the date that is two years after the Initial Employment Date, an additional twenty percent (20%) of the options to vest on the date that is three years after the Initial Employment Date and the balance to vest on the date that is four years after the Initial Employment Date. To the extent that the terms of the separate stock option agreement are in conflict, in matters other than the stock option vesting period, with the terms set forth herein, the terms of the separate stock option agreement shall govern.

        4.4 Participation in Benefit Plans. The Executive shall also be entitled to participate in all employee benefit plans or programs in place from time to time (including the Company's Paid Time Off Program which, at the date of this Agreement, provides twenty-seven (27) paid days off, including vacation days, sick days, holidays and all other days off, during the first year of the Executive's employment with the Company) to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate.


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        5.0     Termination. Either party may terminate this Agreement by giving the other party thirty days advance written notice of its intent to terminate.
If the Company terminates this Agreement for reasons other than for Cause as is defined herein or due to the death or Disability of the Executive, the Company shall pay the Executive, within thirty (30) days of the effective date of such termination a "Severance Fee," as additional compensation, equal to twelve (12) months base salary except that any such Severance Fee shall be reduced by one twelfth (1/12) for each month that the length of the Agreement, prior to the effective date of the termination, exceeds twelve (12). Notwithstanding the above, in the case that a Change of Control has taken effect, and this Agreement is terminated by the successor organization, such Severance Fee shall be equal to twelve (12) months base salary. In addition, notwithstanding the above, the Executive shall be entitled to the payment of a Severance Fee equal to twelve (12) months base salary if the Executive decides to resign from the combined or acquired entity due to the occurrence of any of the following: (i) any downgrading of the Executive's position; (ii) a substantial diminution in the Executive's duties; (iii) the Executive not being or functioning as the Senior Vice President and General Counsel of the combined entity; or (iv) the Executive's decision to refuse a relocation requested by the successor organization.

        6.0 Assignment. The Executive shall not be permitted to assign this Agreement. The Company shall have the right to assign this agreement to its successors or assigns and all covenants and agreements hereunder shall enure to the benefit of and be enforceable by or against its said successors or assigns. The terms "successor" and "assign" shall include any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by or is in common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

        7.0     Miscellaneous.



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        7.1     Governing Law. This Agreement is made under and shall be
governed by and construed in accordance with the laws of the State of Maryland.


        7.2 Entire Agreement, Amendments and No Waiver. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. No express or implied waiver by either party hereto of any event of default hereunder shall in any way be, or be construed as, a waiver of any future or subsequent event of default.


IN WITNESS WHEREOF, the Company has hereunto signed its name by its Chief Executive Officer, and the Executive has signed his name, all as of the day and year first above written.



MARTEK BIOSCIENCES CORPORATION


BY:     /s/ HENRY LINSERT, JR.
    -------------------------------------
Name: Henry Linsert, Jr.
Title: Chief Executive Officer


GEORGE P. BARKER


        /s/ GEORGE P. BARKER
------------------------------------------
Executive


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